UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

MAGICJACK VOCALTEC LTD.
(Exact name of registrant as specified in its charter)

Israel	000-27648
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

19 HARTOM STREET, BINAT BUILDING 5TH FLOOR
HAR HOTZVIM, JERUSALEM 9777518, ISRAEL
(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously reported, magicJack VocalTec Ltd. (the “Company”) is working with Telefonica, S.A. to expand distribution of its product offerings into Latin American markets.  As a first step, the Company intends to introduce magicJackGo into Mexico.  Unlike the magicJackGo in the United States, the device sold in Mexico will not include free access to the magicApp.  Instead, the Company will be marketing a standalone mobile App subscription service called “magicJack America.”  magicJack America is a monthly subscription service that,  in addition to App-to-App calling and messaging, will allow subscribers in Mexico to make and receive unlimited calls to and from virtually any phone in the United States and Canada.  An Android version of magicJack America currently is available, and an iOS version is expected by year-end.  When both versions are available, magicJack America will be marketed to Android and Apple users throughout Mexico.

The Company plans an incremental roll-out of up to 100,000 magicJackGo devices in Mexico in early 2015, with the objective of developing a broad distribution channel through Telefonica by mid- 2015.  Any unsold devices may be returned by Telefonica to the Company.  If the initial launch in Mexico is successful, the Company plans an accelerated rollout of products in Central and South America, subject to completing country specific agreements with Telefonica for each market.

As also previously reported, the Company plans to launch a magicJackGO branded SOHO business service in 2015 targeting very small office and home office businesses.  The Company estimates that the U.S. addressable SOHO market is approximately two billion growing to five billion by 2018 consisting of consumers, such as remote sales executives, the self-employed and small retail owners.  Given that the Company currently serves 60,000 customers with at least three magicJack devices on their service contract, the Company believes the very small office and home ofice business fits well with its brand and low cost service and customer acquisition model.

The Company has also recently enhanced its capabilities for expanding its international calling services.  The Company has been working with over 20 leading carrier partners in key markets to secure favorable termination rates so that it might offer its 6 million plus user base with value priced international calling.  The Company has also enhanced its network platform to manage a more aggressive series of international offers.  This was a necessary upgrade to capitalize on international calling opportunities.  The Company will begin by targeting several high volume markets with competitively priced calling services in the fourth quarter, including India and Mexico.

The Company is furnishing this information pursuant to Item 7.01 to provide an operational  and strategic update on its international and other expansion plans.  This information is being furnished and will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed incorporated by reference into a filing by the Company under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in the Item 7.01. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information the Report contains is material investor information that is not otherwise publically available.

Forward Looking Statements

This current report on Form 8-K contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about the future impact of the Company’s commercial relationship with Telefonica, S.A., the completion of country-specific agreements, the selling of the magicJack device and the magicJack American Latin America, and the timing and launch of  the Mexico  program and  rollout to multiple markets, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: the  inability to develop and complete country-specific business plans and agreements, the  inability to launch the Mexico program within the contemplated timing or achieve the expected results from that  program, the inability to rollout the offerings to additional markets even if the Mexico program is successful, changes to the Company’s business resulting from increased competition; unexpected costs, charges or expenses resulting from the implementation of the expansion strategy; the ability to develop, introduce and market innovative products, services and applications; customer turnover and acceptance rates; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jose Gordo
Name:	Jose Gordo
Title:	Chief Financial Officer

Date: December 11, 2014